Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis Director,Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ SELLS INTEREST IN ALBRIDGE SOLUTIONS, INC.
EXPECTS ONE-TIME EPS GAIN OF $0.06
Cleveland, Ohio (December 11, 2007)—CBIZ, Inc. (NYSE: CBZ) today announced that it has sold its interest in Albridge Solutions, Inc.
Albridge Solutions, Inc. is a provider of portfolio accounting and enterprise wealth management services, and was acquired by PNC Financial Services Group on December 7, 2007. CBIZ sold its interest in Albridge Solutions, Inc. concurrent with this acquisition.
CBIZ invested approximately $1.1 million in Albridge Solutions, Inc. in 1999, and substantially wrote down the investment through 2002. CBIZ expects to record a $7.3 million pre-tax gain on the sale of its interest in Albridge Solutions, Inc. during the fourth quarter of 2007. This gain will be recorded in income from continuing operations, and will have a positive impact on diluted earnings per share from continuing operations of approximately $0.06 per share.
Steven L. Gerard, Chairman and Chief Executive Officer of CBIZ, stated, “We congratulate Albridge on this transaction and are pleased to receive the proceeds for our investment. However, we would like to highlight the significant, one-time, non-recurring nature of this transaction which resulted from an investment made eight years ago. Without the impact of this gain, we reiterate our previous guidance of an increase in earnings per share from continuing operations for the full year 2007 of 20 to 25% over the $0.35 reported for 2006.”
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the Company’s results of operations and the Company’s sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the Company’s common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.